Exhibit 10.10.4

APPLERA CORPORATION/CELERA GENOMICS GROUP
AMENDED AND RESTATED 1999 STOCK INCENTIVE PLAN

FORM OF RESTRICTED STOCK BONUS AGREEMENT

RESTRICTED STOCK BONUS AGREEMENT dated as of [Grant Date] by and between Applera Corporation, a Delaware corporation (the “Company”), and [Name], a regular salaried employee of the Company or one of its subsidiaries (“you”).

1.   Grant of Restricted Stock Bonus. The Company hereby grants to you a Restricted Stock Bonus (the “Award”) for [Total Number of Shares] shares (the “Award Shares”) of its Celera Genomics Group Common Stock, par value $.01 per share (the “Celera Stock”), under the terms of the Applera Corporation/Celera Genomics Group Amended and Restated 1999 Stock Incentive Plan (the “Plan”).

2.   Vesting. The Award Shares will vest as to [25% of Total Number of Shares] shares on [First Anniversary of Grant Date], [25% of Total Number of Shares] shares on [Second Anniversary of Grant Date], [25% of Total Number of Shares] shares on [Third Anniversary of Grant Date], and [25% of Total Number of Shares] shares on [Fourth Anniversary of Grant Date] (each a “Vesting Date”), provided that you have been at all times from the date of grant to and including the applicable Vesting Date a regular employee of the Company or one of its subsidiaries.

3.   Termination of Employment. If your employment with the Company or a subsidiary is terminated by you or the Company for any reason prior to the vesting of all or a portion of the Award Shares, the Award Shares which have not vested will be forfeited and will revert back to the Company without payment to you of any consideration.

4.   Delivery of Award Shares. Certificates representing the Award Shares will be registered in your name but, at the discretion of the Management Resources Committee of the Board of Directors of the Company (the “Committee”), may remain in the physical custody of the Company or an escrow holder until the Award Shares have vested. In the event that all or a portion of the Award Shares are forfeited for any reason, those shares will revert back to the Company without payment to you of any consideration.

5.   Payment of Dividends; Voting Rights. Prior to the vesting of the Award Shares, you will have the right to vote and to receive dividends, if any, on all of the unvested shares of Celera Stock covered by the Award.

6.   Non-Transferability. Prior to the time that shares of Celera Stock issued pursuant to the Award are delivered to you, none of such shares may be sold, assigned, bequeathed, transferred, pledged, hypothecated, or otherwise disposed of in any way.

7.   Change of Control. Subject to the terms of the Plan, all Award Shares will be deemed vested (without regard to the Vesting Dates) upon the occurrence of any of the events set forth in Section 11 of the Plan.

8.   No Right to Continued Employment. Neither the Award nor this Agreement confers upon you any right to continue to be an employee of the Company or any of its subsidiaries or interferes in any way with the right of the Company or any of its subsidiaries to terminate your employment at any time. The Award will terminate upon the termination of your employment for any reason. The Award will not be reinstated if you are subsequently reinstated as an employee of the Company or any subsidiary.

9.   No Right to Future Benefits. The Plan and the benefits offered under the Plan are provided by the Company on an entirely discretionary basis, and the Plan creates no vested rights in participants. Neither the Award nor this Agreement confers upon you any benefit other than as specifically set forth in this Agreement and the Plan. You understand and agree that the benefits offered under the Award and the Plan are not part of your salary and that receipt of the Award does not entitle you to any future benefits under the Plan or any other plan or program of the Company.

10.   Compliance with Law. No shares of Celera Stock will be delivered to you upon the vesting of the Award Shares unless counsel for the Company is satisfied that such delivery will be in compliance with all applicable laws.

11.   Entire Agreement. This Agreement and the Plan contain the entire agreement between you and the Company regarding the Award and supersede all prior arrangements or understandings with respect thereto.

12.   Terms of Plan Govern. This Agreement and the terms of the Award will be governed by the terms of the Plan which is hereby incorporated by reference in this Agreement. In the event of any ambiguity in this Agreement or any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan will govern. By your signature below, you acknowledge receipt of the Plan Summary and agree to be bound by all of the terms of the Plan.

13.   Amendments. The Award or the Plan may, subject to certain exceptions, be amended by the Committee at any time in any manner. However, no amendment of the Award or the Plan will adversely affect in any material manner any of your rights under the Award without your consent.

14.   Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware.

IN WITNESS WHEREOF, this Agreement has been duly executed by the undersigned as of the day and year first written above.

APPLERA CORPORATION

By:
Chairman, President and Chief Executive Officer

Accepted and Agreed:

[Name]